UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Under §240.14a-12

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement to the Definitive Proxy Statement
for the 2025 Annual Meeting of Shareholders
to be Held on June 3, 2025
EXPLANATORY NOTE
On April 21, 2025, Kiniksa Pharmaceuticals International, plc (the “Company”, “we,” “us,” or “our”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which was distributed in connection with our 2025 Annual Meeting of Shareholders to be held on June 3, 2025 at 3:00 p.m. British Summer Time (10:00 a.m. Eastern Daylight Time) at Third Floor, 23 Old Bond Street, London, United Kingdom W1S 4PZ (the “Annual Meeting”).
Due to an administrative error, the Summary Compensation Table included in the “Executive Compensation” section of the Proxy Statement inadvertently omitted certain components of Ross Moat’s compensation, including a car allowance, a cash relocation allowance (including an associated tax gross-up), payments for accrued but unused vacation time made in connection with Mr. Moat’s change in primary work location and certain aircraft flights for Mr. Moat and his family (including associated tax gross-ups).
Mr. Moat served as the Company’s Chief Commercial Officer in each of 2022, 2023 and 2024 and was a named executive officer of the Company in 2024.
The information for 2024 in the “Pay versus Performance” section of the Proxy Statement that is based on the Summary Compensation Table has also been updated to reflect the compensation described above.
This proxy statement supplement, dated May 9, 2025 (the “Supplement”), supplements and amends the Proxy Statement and is being filed to correct the errors described above by:
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Reproducing the Summary Compensation Table, originally set forth beginning on page 61 of the Proxy Statement, with change to (i) add the compensation described above under the “All Other Compensation” column and (ii) add an explanatory footnote number 4 to provide descriptions of such compensation; and

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As a result of the changes to the Summary Compensation Table, reproducing the “Pay versus Performance” section of the Proxy Statement, originally set forth beginning on page 73 of the Proxy Statement, to reflect the higher amounts of “Average SCT Total for (non-CEO) NEOs”, “Average CAP to (non-CEO) NEOs” and related narrative disclosure, including graphical information, for 2024 based on the updates to the Summary Compensation Table included in this Supplement.

This corrected information is provided below and replaces the information originally included in the Proxy Statement in its entirety. Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read together with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement. Defined terms used but not defined in this Supplement have the meanings set forth in the Proxy Statement.
If you have already submitted your vote, you do not need to take further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement beginning on page 7 under the caption “Questions and Answers About the Annual Meeting.” We urge you to vote your shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.
This Supplement is being filed with the SEC on May 9, 2025. Proxy materials related to the Annual Meeting, including this Supplement, are available at proxyvote.com and the “Annual Reports & Proxy Statements” section of the “Investors” page of our website located at www.kiniksa.com.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, as applicable.
Name and Principal Position	Year	Base Salary ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Sanj K. Patel Chief Executive Officer and Chairman of the Board	2024	899,371	1,679,160	3,806,722	730,739	13,800	7,129,792
	2023	864,780	739,381	2,984,605	695,663	13,200	5,297,629
	2022	835,536	922,039	3,746,557	597,408	12,200	6,113,740
John F. Paolini, M.D., Ph.D. Executive Vice President and Chief Medical Officer	2024	563,171	470,792	1,066,469	316,784	13,800	2,431,016
	2023	541,510	185,266	748,051	301,578	13,200	1,789,605
	2022	515,724	230,469	936,346	226,919	12,200	1,921,658
Eben Tessari Executive Vice President and Chief Operating Officer	2024	520,603	469,520	1,065,002	292,839	5,202	2,353,166
	2023	500,580	202,235	816,573	278,783	4,995	1,803,166
	2022	444,960	251,578	1,022,122	195,782	4,435	1,918,877
Ross Moat Executive Vice President and Chief Commercial Officer	2024	511,596(5)	468,219	1,059,134	287,773	297,090	2,623,813
	2023(6)	436,581	183,811	742,178	243,141	25,497	1,631,209
	2022(7)	386,016	228,578	929,003	169,847	30,679	1,744,123
Mark Ragosa Senior Vice President and Chief Financial Officer	2024	503,666	428,084	972,585	283,312	13,800	2,201,447
	2023	479,682	199,640	807,091	267,144	13,200	1,766,757
	2022	444,150	248,625	1,010,248	195,426	12,200	1,910,649

(1)
Amounts reported reflect the aggregate grant date fair value of share options, RSUs and PSUs granted to the named executive officers during 2024, 2023, and 2022, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718, excluding the effect of estimated forfeitures, rather than the amounts paid to or realized by the named executive officer. We provide information regarding the assumptions used to calculate the value of share options, RSUs and PSUs in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2025. With respect to PSUs granted in 2024, the values shown in the table reflect the grant date fair values based on the probable outcome of the performance goals associated with such awards. The grant date fair value of each award if all applicable performance goals associated with such awards were achieved at maximum levels is $722,400 for Mr. Patel, $202,272 for Dr. Paolini, $201,730,455 for Mr. Tessari, $201,152 for Mr. Moat, and $183,923 for Mr. Ragosa.

(2)
Amounts reported reflect annual bonuses earned by our named executive officers for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively. More information can be found in the “Annual Cash Incentive Compensation” section of the “Compensation Discussion & Analysis.”

(3)
For Messrs. Patel, Tessari and Ragosa and Dr. Paolini, such amounts reported reflect 401(k) matching contributions.

(4)
For Mr. Moat, such amounts reported reflect (i) for 2024: (a) UK statutory defined contribution pension and 401(k) employer contributions of $10,408 in the aggregate, (b) a car allowance of $8,945 paid while Mr. Moat’s primary work location was in the UK, (c) a cash relocation allowance of $116,176 paid in connection with Mr. Moat’s move of his primary work location to the US, (d) a tax gross-up payment of $100,617 paid in connection with such relocation allowance, (e) a $38,565 vacation payout for accrued but unused vacation time at the time of Mr. Moat’s move of his primary work location to the US, (f) an aggregate amount related to aircraft flights for Mr. Moat and his family, paid to Mr. Moat in the amount of $21,853, following the change in Mr. Moat’s primary work location to the US and (g) a tax gross-up payment of $526 made in connection with such travel and; (ii) for 2023: (a) UK statutory defined contribution pension employer contributions of $10,572 and (b) a car allowance of $14,925; and (iii) for 2022: (a) UK statutory defined contribution pension employer contributions of $15,832 and (b) a car allowance of $14,847. Amounts paid in GBP are reflected in USD after applying the following average FX rates: 2024: £1:$1.277925, 2023: £1:$1.243779 and 2022: £1:$1.237188.

Executive Compensation Tables

(5)
Reflects Mr. Moat’s salary as approved by the Compensation Committee in connection with his relocation to the United States and entry into an employment agreement with a base salary denominated in USD in July 2024. The salary approved by the Compensation Committee in December 2023 was $515,852, after applying a conversion from GBP to USD using the 2024 average FX rate (£1:$1.277925).

(6)
Cash values reflect a conversion from GBP to USD using the 2023 average FX rate (£1:$1.243779).

(7)
Cash values reflect a conversion from GBP to USD using the 2022 average FX rate (£1:$1.237188).

PAY VERSUS PERFORMANCE

The following table sets forth the compensation of our principal executive officer, who is our CEO, and the average compensation of the other non-CEO named executive officers (“NEOs”) as reported in the Summary Compensation Table (“SCT”) for the past four years, the Compensation Actually Paid (“CAP”) and our total shareholder return (“TSR”) over the provided periods, calculated in accordance with Item 402(v) of Regulation S-K.
					Value of Initial Fixed $100 Investment(4)
Year	SCT Total for CEO ($)(1)	CAP to CEO ($)(2)	Average SCT Total for (non-CEO) NEOs ($)(1)(3)	Average CAP to (non-CEO) NEOs ($)(2)(3)	KNSA TSR ($)	Peer Group TSR ($)	Net Income (Loss) (in thousands) ($)(5)	Net Product Revenue (in thousands) ($)(6)
2024	7,129,792	8,704,372	2,402,360	2,788,994	111.94	93.49	(43,193)	417,029
2023	5,297,629	6,804,798	1,770,603	2,168,721	98.75	94.03	14,084	233,176
2022	6,113,740	8,730,830	1,918,984	2,622,018	84.78	89.90	183,363	122,524
2021	6,588,178	579,468	1,700,470	395,753	66.61	100.02	(157,924)	38,544

(1)
The dollar amounts reported represent the amount of total compensation reported for our CEO and the average total compensation reported for our remaining (non-CEO) NEOs, respectively, for each covered year in the “Total” column of the SCT for each applicable year. Please refer to “Summary Compensation Table” for total compensation for 2024, 2023 and 2022.

(2)
The dollar amounts reported represent the amount of “compensation actually paid” to our CEO and the average “compensation actually paid” to our remaining (non-CEO) NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K, for each covered year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to the CEO and (non-CEO) NEOs during the applicable year. The SCT Total to CAP reconciliation is outlined in the tables below.

(3)
In 2023 and 2022, our NEOs (excluding our CEO) were Dr. John Paolini and Eben Tessari. In 2021, our NEOs (excluding our CEO) were Dr. John Paolini and Arian Pano. In 2024, our NEOs (excluding our CEO) were Dr. John Paolini, Eben Tessari, Ross Moat, and Mark Ragosa.

(4)
TSR is calculated by dividing the sum of the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and the difference between (a) for our TSR, the price of our Class A Shares at the end of the applicable measurement period and the price of our Class A Shares at the beginning of the measurement period (December 31, 2020) and (b) for our peer group TSR, the weighted TSR of the NBI at the end of the applicable measurement period and the weighted TSR of the NBI at the beginning of the measurement period (December 31, 2020).

(5)
The dollar amounts represent the amount of net income (loss) reflected in our audited financial statements for each covered year. Our net income in 2022 was primarily attributable to out-licensing activities and the release of our deferred tax asset valuation allowance and should not necessarily be considered indicative of typical annual results. Our net income in 2023 was materially impacted by the release of our deferred tax asset valuation allowances. For more information, see Notes 12 and 14 to our consolidated financial statements included in our Annual Report filed with the SEC on February 25, 2025.

(6)
The dollar amounts represent the amount of net product revenue reflected in our audited financial statements for each covered year. We have chosen net product revenue as this metric has been historically included in our annual corporate goals and, beginning in 2024, as one of the performance conditions of the PSUs granted to our named executive officers. We believe this metric accurately reflects our Company’s year-over-year commercial performance, which is a key part of our long-term strategic vision.

PAY VERSUS PERFORMANCE

Average Non-CEO NEO—SCT Total to CAP Reconciliation

2024
SCT—Total Compensation	$2,402,360
Grant Date Fair Value of Share Awards and Option Awards Granted in Fiscal Year Reported in the “Stock Awards” column of the SCT	(1,499,952)
Fair Value at Fiscal Year End of Outstanding and Unvested Share Awards and Option Awards Granted in Fiscal Year	1,318,020
Change in Fair Value of Outstanding and Unvested Share Awards and Option Awards Granted in Prior Fiscal Years	195,181
Fair Value at Vesting of Share Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	—
Change in Fair Value as of Vesting Date of Share Awards and Option Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	373,385
Fair Value as of Prior Fiscal Year End of Share Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
CAP	$2,788,994
Equity Award Valuations—Share option grant date fair values are calculated based on the Black-Scholes option pricing model as of the date of grant. The valuation assumptions used to calculate the fair values of the share options held by our remaining NEOs that vested during or were outstanding as of the end of each covered fiscal year differed from those valuation assumptions disclosed at the time of grant. 2024 year-end calculations were based on an expected life range of 3.80 to 5.96, volatility of 60.83% to 68.63%, and risk-free rate of 4.34%. RSUs and PSU award grants were not valued in a materially different way than the grant date fair value.
Most Important Financial Measures

As described above under the heading “Executive Compensation—Compensation Discussion and Analysis,” our Compensation Committee evaluates executive performance and rewards our executives based on the achievement of established long and short-term strategic goals intended to align our executives’ interests with those of our shareholders. The most important financial performance measures we used to link executive compensation actually paid to our executive officers, for the most recently completed fiscal year, to the Company’s performance include (a) TSR and (b) net product revenue.
Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, we are providing the following graphs that describe the relationships between information presented in the tables above.
CAP and Cumulative TSR
The following graph describes the relationship between the CAP of our CEO and the average of our remaining (non-CEO) NEOs and our cumulative TSR over the four years presented in the table. As demonstrated by such graph, the amount of CAP to our CEO and NEOs is generally aligned with our TSR for the period presented in the Pay Versus Performance table primarily because a significant portion of the amount reflected by CAP is comprised of equity awards. In addition, the below graph demonstrates that our TSR has out-performed the TSR of our selected peer group, the NBI, in each of 2023 and 2024. The comparative performance of our TSR against the TSR of the NBI is one of the metrics used to determine the payout of our executives’ outstanding PSUs

PAY VERSUS PERFORMANCE

(1)
Total Shareholder Return illustrates the value, as of the last day of the indicated year, of an investment of $100 in our Class A Shares on December 31, 2020 and an investment of $100 in the NBI as of such date, as applicable.

CAP and Net Income
The following graph describes the relationship between the CAP of our CEO and the average of our remaining (non-CEO) NEOs and our net income over the four years presented in the table. The lack of alignment of compensation actually paid with our net income (loss) over the period presented is because we have not historically used GAAP or non-GAAP net income as a financial performance measure in our overall executive compensation program.

PAY VERSUS PERFORMANCE

(1)
Our net income in 2022 was primarily attributable to out-licensing activities and the release of our deferred tax asset valuation allowance and should not necessarily be considered indicative of typical annual results. Our net income in 2023 was materially impacted by the release of our deferred tax asset valuation allowances. For more information, see Notes 12 and 14 to our consolidated financial statements included in our Annual Report filed with the SEC on February 25, 2025.

CAP and Net Product Revenue
The following graph describes the relationship between the CAP of our CEO and the average of our remaining NEOs and our net product revenue over the four years presented in the table. ARCALYST net product revenue, which is our sole source of net product revenue, is one of the metrics used to determine the payout of our executives’ outstanding PSUs and is a metric the Compensation Committee reviews, as part of the Company’s annual corporate goals, when determining annual cash bonus payouts.

PAY VERSUS PERFORMANCE